NxStage Reports Fourth Quarter and Full-Year 2016 Financial Results
Highlights:

•	Full-Year Revenue Increases to $366 million, up 9% from 2015

•	Full-Year Home Revenue Increases to $209 million, up over 14% from 2015

•	Full-Year Operating Income from Products Business More than Doubles to $23 million

•	Outlook for 2017 Includes Strong Revenue Growth and Total Company Profitability

•	Company Continues to Target Introduction of Peritoneal Dialysis System at End of 2017

LAWRENCE, Mass., February 28, 2017 -- NxStage Medical, Inc. (Nasdaq: NXTM), a leading medical technology company focused on advancing renal care, today reported record revenue for the fourth quarter and fiscal year ended December 31, 2016, topping its recent upwardly revised revenue guidance.
Fourth Quarter Financial Results
Total revenue for the fourth quarter of 2016 increased 4 percent from 2015 to a record $93.0 million, which exceeded the Company’s guidance of $92 million. Net loss attributable to NxStage's stockholders was $1.6 million for the fourth quarter of 2016, compared with a net loss of $2.7 million for the fourth quarter of 2015. The net loss for the fourth quarter was within its guidance range for a net loss of $1 to $2 million and included $4.9 million of income from operations from NxStage's Products Business.
Fiscal Year 2016 Financial Results
Total revenue for the full-year 2016 increased 9 percent from 2015 to a record $366.4 million, which exceeded the top end of the Company’s revenue guidance range of $360 to $365 million. Net loss attributable to NxStage's stockholders improved to $4.8 million for the full-year 2016, compared with a net loss of $15.3 million for the full-year 2015. NxStage's Products Business achieved $22.7 million in income from operations for the full-year 2016, which more than doubled compared to 2015. Income from the Products Business was offset again in 2016 by losses in connection with the Company's continued investment in NxStage Kidney Care.
The Company’s performance improvements in both periods were driven by the Products Business, and more specifically, the System One segment which consists of Home and Critical Care markets. For the full-year 2016, System One revenue increased 15 percent to $283.9 million. Home revenue increased over 14 percent to $208.6 million, reflecting over half of a point of unfavorable foreign exchange impact due to the weakening of the British Pound, as expected. Critical Care revenue increased 16 percent to $75.3 million.
"NxStage had a terrific fourth quarter, finishing off a great 2016.  It’s an exciting time at NxStage. Our focus on innovation and execution is delivering the results we talked about and setting the foundation for the next wave of growth. Most importantly, we believe our efforts are having a positive impact on patient lives,” said Jeff Burbank, Founder and Chief Executive Officer of NxStage. “We expect this momentum to continue in 2017. For the fourth consecutive year we’re targeting 15% annual home revenue growth, above market growth in critical care and solid top line revenue growth for the total company. We’re also guiding to total company profitability in 2017.”

Burbank continued, "We're excited about 2017 and are pleased to see our product pipeline development efforts continue to progress. We have many milestones on the horizon, including the introduction of our PD system targeted for the end of this year. We look forward to another great year.”

Guidance

The Company is forecasting revenue to be between $400 and $405 million for the full fiscal year 2017, and between $95 and $97 million for the first quarter of 2017. The Company also expects to have positive net income for the full fiscal year 2017, and a net loss in the range of $1 to $3 million for the first quarter of 2017.

Conference Call:

NxStage will also host a conference call today, Tuesday, February 28, 2017, at 9:00 a.m. Eastern Time to discuss its fourth quarter and full-year financial results.  To listen to the conference call, please dial 877-392-9886 (domestic) or 707-287-9329 (international).  The call will also be webcast LIVE and can be accessed via the investor relations section of the Company's website at http://ir.nxstage.com.

A replay of the conference call will be available two hours after the completion of the call through March 8, 2017. To access the replay, dial 855-859-2056 (domestic) or 404-537-3406 (international) and reference conference ID 51587452.  An online archive of the conference call can be accessed via the investor relations section of the Company’s website at http://ir.nxstage.com.

About NxStage
NxStage Medical, Inc. (Nasdaq: NXTM) is a leading medical technology company, headquartered in Lawrence, Massachusetts, USA, that develops, manufactures and markets innovative products for the treatment of end-stage renal disease (ESRD) and acute kidney failure. NxStage has also established a small number of dialysis clinics committed to the development of innovative care delivery models for patients with ESRD. For more information on NxStage and its products and services, please visit the Company’s website at http://www.nxstage.com and www.nxstagekidneycare.com.

About the NxStage System One

The NxStage System One is the first and only truly portable hemodialysis system cleared specifically by the FDA for home hemodialysis and home nocturnal hemodialysis. Its simplicity and revolutionary size (just over a foot tall) are intended to allow convenient use in patients' homes and give patients the freedom to travel with their therapy. When combined with the NxStage PureFlow SL Dialysis Preparation System, patients are able to further simplify, using ordinary tap water to create dialysis fluid on demand. Unlike conventional hemodialysis systems, the System One requires no special infrastructure to operate. Under the guidance of their physician, patients can use the NxStage System One, with their trained partners, where, how and when it best meets their needs, including while they are sleeping - at home or on vacation and at a medically appropriate treatment frequency. In addition, NxStage's Nx2Me Connected Health platform collects important NxStage System One and patient information for flexible viewing, monitoring and reporting that may improve patient management and simplify alternative site care. The System One is also used to provide a range of flexible therapy options in more traditional care settings such as hospitals and dialysis centers. Its safety and efficacy have been demonstrated by experience with more than 14 million treatments with thousands of patients around the world. http://www.nxstage.com/.

Forward-Looking Statements
This release contains forward-looking statements concerning our business, operations and financial condition. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words "anticipate," "believe," "expect," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. Examples of these forward-looking statements include statements as to the anticipated demand for the Company's products, market opportunities, timing of our new product launches, and our financial guidance for 2017 and beyond, including anticipated revenues, net loss and profitability. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond NxStage's control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements, including market acceptance and demand for NxStage's products domestically and internationally, growth in home and/or more frequent hemodialysis, regulatory approvals, competition, unanticipated difficulties in achieving operational efficiencies and cost reductions, changes in reimbursement for home and more frequent hemodialysis, changes in the regulatory environment, changes in the historical purchasing patterns and preferences of our customers, including DaVita Healthcare Partners Inc. and Fresenius Medical Care, including in response to NxStage Kidney Care, and certain other factors that may affect future operating results and which are detailed in NxStage's filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2016.
In addition, the statements in this press release represent NxStage's expectations and beliefs as of the date of this press release. NxStage anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while NxStage may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, whether as a result of new information, future events, or otherwise. These forward-looking statements should not be relied upon as representing NxStage's expectations or beliefs as of any date subsequent to the date of this press release.

Contact:
Kristen K. Sheppard, Esq.
VP, Investor Relations
ksheppard@nxstage.com

NxStage Medical, Inc.
Consolidated Statements of Comprehensive Loss
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015

Revenues	$93,013	$89,804	$366,378	$336,123
Cost of revenues	55,149	54,041	214,393	204,652
Gross profit	37,864	35,763	151,985	131,471
Operating expenses:
Selling and marketing	16,484	15,017	63,878	58,528
Research and development	7,639	6,989	31,032	26,237
Distribution	7,448	7,071	28,579	26,211
General and administrative	8,447	8,985	32,781	35,124
Total operating expenses	40,018	38,062	156,270	146,100
Loss from operations	(2,154)	(2,299)	(4,285)	(14,629)
Other income (expense):
Interest expense, net	(227)	(320)	(1,000)	(1,115)
Other (expense) income, net	57	25	(930)	561
Total other expense	(170)	(295)	(1,930)	(554)
Net loss before income taxes	(2,324)	(2,594)	(6,215)	(15,183)
Provision for (benefit from) income taxes	95	207	1,102	1,077
Net loss	(2,419)	(2,801)	(7,317)	(16,260)
Less: Net loss attributable to noncontrolling interests	(822)	(131)	(2,546)	(918)
Net loss attributable to stockholders of NxStage Medical, Inc.	$(1,597)	$(2,670)	$(4,771)	$(15,342)

Net loss per share, basic and diluted	$(0.02)	$(0.04)	$(0.07)	$(0.24)
Weighted-average shares outstanding, basic and diluted	64,832	63,871	64,520	63,384

Other comprehensive loss, net of tax	(1,773)	(80)	(2,070)	(1,839)
Total comprehensive loss	(4,192)	(2,881)	(9,387)	(18,099)
Less: Comprehensive loss attributable to noncontrolling interests	(822)	(131)	(2,546)	(918)
Total comprehensive loss attributable to stockholders of NxStage Medical, Inc.	$(3,370)	$(2,750)	$(6,841)	$(17,181)

NxStage Medical, Inc.
Consolidated Balance Sheets
(in thousands, except share data)
(unaudited)

	December 31,
	2016	2015

ASSETS
Current assets:
Cash and cash equivalents	$59,632	$59,065
Accounts receivable, net	32,286	25,195
Inventory	46,845	38,391
Prepaid expenses and other current assets	6,136	6,254
Total current assets	144,899	128,905
Property and equipment, net	61,561	66,711
Field equipment, net	22,309	20,744
Deferred cost of revenues	33,165	33,068
Intangible assets, net	9,688	11,744
Goodwill	42,648	42,710
Other assets	2,937	2,992
Total assets	$317,207	$306,874
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,177	$10,767
Accrued expenses	30,985	27,266
Current portion of long-term debt	328	315
Other current liabilities	3,770	4,394
Total current liabilities	49,260	42,742
Deferred revenues	49,001	51,362
Long-term debt	1,305	1,664
Other long-term liabilities	15,568	17,367
Total liabilities	115,134	113,135
Commitments and contingencies (Note 10)
Noncontrolling interests subject to put provisions	50	219
Stockholders’ equity:
Undesignated preferred stock: par value $0.001 per share, 5,000,000 shares authorized; no shares issued and outstanding as of December 31, 2016 and 2015	—	—
Common stock: par value $0.001 per share, 100,000,000 shares authorized; 65,883,026 and 64,873,038 shares issued as of December 31, 2016 and 2015, respectively	65	64
Additional paid-in capital	631,219	612,487
Accumulated deficit	(407,601)	(402,830)
Accumulated other comprehensive loss	(6,101)	(4,031)
Treasury stock, at cost: 936,360 and 822,059 shares as of December 31, 2016 and 2015, respectively	(16,184)	(13,864)
Total NxStage Medical, Inc. stockholders’ equity	201,398	191,826
Noncontrolling interests not subject to put provisions	625	1,694
Total stockholders’ equity	202,023	193,520
Total liabilities and stockholders’ equity	$317,207	$306,874

NxStage Medical, Inc.
Cash Flows from Operating Activities
(in thousands)
(unaudited)

	Twelve Months Ended December 31,
	2016	2015

Cash flows from operating activities:
Net loss	$(7,317)	$(16,260)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	32,637	30,715
Stock-based compensation	10,117	12,598
Other	2,445	1,302
Changes in operating assets and liabilities:
Accounts receivable	(7,388)	(1,130)
Inventory	(31,069)	(12,113)
Prepaid expenses and other assets	(68)	(77)
Accounts payable	3,532	(2,775)
Accrued expenses and other liabilities	4,141	635
Deferred revenues	(2,443)	(2,353)
Net cash provided by operating activities	$4,587	$10,542

NxStage Medical, Inc.
Revenues by Segment
(in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
System One segment
Home	$54,189	$47,812	$208,586	$182,572
Critical Care	18,643	18,143	75,337	65,203
Total System One segment	72,832	65,955	283,923	247,775
In-Center segment	15,048	18,898	63,038	74,768
Other	2,976	3,180	12,166	10,302
Products subtotal	90,856	88,033	359,127	332,845
Services segment	4,134	2,845	14,781	6,412
Elimination of intersegment revenues	(1,977)	(1,074)	(7,530)	(3,134)
Total	$93,013	$89,804	$366,378	$336,123

NxStage Medical, Inc.
Segment Financial Performance
(in thousands)
(unaudited)

	Twelve Months Ended December 31,
	2016	2015	2014
Products Business (System One Segment, In-Center Segment & Other)
Revenues	$359,127	$332,845	$300,598
Gross profit	$169,389	$146,188	$123,011
Gross margin percentage	47%	44%	41%
Income (Loss) from operations	$22,695	$9,197	$(7,261)
Services Segment
Revenues	$14,781	$6,412	$1,749
Gross profit	$(16,657)	$(14,717)	$(7,108)
Gross margin percentage	n/a	n/a	n/a
Loss from operations	$(26,233)	$(23,826)	$(14,926)
Eliminations
Elimination of intersegment revenues	$(7,530)	$(3,134)	$(846)
Elimination of intersegment gross profit	$(747)	$—	$—
Total Company
Revenues	$366,378	$336,123	$301,501
Gross profit	$151,985	$131,471	$115,903
Gross margin percentage	41%	39%	38%
Loss from operations	$(4,285)	$(14,629)	$(22,187)